Exhibit 5.1

LUCOSKY BROOKMAN LLP

101 Wood Avenue South
5th Floor
Woodbridge, NJ 08830

T – (732) 395-4400
F – (732) 395-4401
August 12, 2026

111 Broadway
Suite 807
New York, NY 10006

CleanCore Solutions, Inc.		T – (212) 332-8160
5920 S 118th Circle		F – (212) 332-8161
Omaha, NE 68137

Re:	CleanCore Solutions, Inc. Public Offering	www.lucbro.com

Ladies and Gentlemen:

We have acted as counsel to CleanCore Solutions, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated August 11, 2026 (the “Prospectus Supplement”), to a Prospectus, dated August 29, 2025 (the “Prospectus”), filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s Registration Statement on Form S-3 (File No. 333-289867) (the “Registration Statement”), pursuant to which the Company is offering for sale under the Securities Act (i) up to 275,829,576 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to 124,170,424 shares of Common Stock (the “Pre-Funded Warrants”), (iii) warrants to purchase up to 400,000,000 shares of Common Stock (the “Investor Warrants”), and (iv) the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and the Investor Warrants (the “Warrant Shares”). The Shares and Investor Warrants are being sold pursuant to the Prospectus and Prospectus Supplement and, with respect to certain purchasers, a Securities Purchase Agreement, dated as of August 11, 2026, between the Company and the purchasers signatory thereto (the “Securities Purchase Agreement”). The Pre-Funded Warrants are being sold pursuant to the Securities Purchase Agreement. Curvature Securities LLC acted as exclusive placement agent in connection with the offering. The Securities Purchase Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the Amended and Restated Articles of Incorporation of the Company, as currently in effect; (b) the Bylaws of the Company, as currently in effect; (c) the Registration Statement and all exhibits thereto; (d) the Prospectus and Prospectus Supplement; (e) the Securities Purchase Agreement; and such other certificates, documents and records as we have deemed to be appropriate in order to enable us to render the opinions set forth herein.

CleanCore Solutions, Inc.

August 12, 2026

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when issued by the Company out of the Company’s duly authorized Common Stock and delivered by the Company against payment therefor as contemplated by the Prospectus and Prospectus Supplement or the Securities Purchase Agreement, as applicable, on terms approved by the Board of Directors of the Company, or a duly authorized committee thereof, will be duly and validly issued, fully paid and nonassessable, (ii) the Pre-Funded Warrants, when duly executed and delivered by the Company against payment therefor as contemplated by the Securities Purchase Agreement, will be valid and binding obligations of the Company, (iii) the Investor Warrants, when duly executed and delivered by the Company against payment therefor as contemplated by the Securities Purchase Agreement, will be valid and binding obligations of the Company, and (iv) the Warrant Shares, when issued by the Company out of the Company’s duly authorized Common Stock upon exercise of the Pre-Funded Warrants and the Investor Warrants in accordance with their respective terms and upon payment of the applicable exercise price therefor, will be duly and validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Nevada and the State of New York. This opinion letter is limited to the laws in effect as of the date hereof and is provided exclusively in connection with the public offering contemplated by the Prospectus and Prospectus Supplement.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

CleanCore Solutions, Inc.

August 12, 2026

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LUCOSKY BROOKMAN LLP